Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 2005 Long-Term Incentive Plan) of our reports dated February 17, 2005, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc., Gemstar-TV Guide International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gemstar-TV Guide International, Inc. for the year ended December 31, 2004, included in News Corporation’s Current Report on Form 8-K/A filed on March 4, 2005 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 11, 2005